Exhibit 99.1

For Immediate Release

Contact at Neurocrine Biosciences

Investor Relations

(858) 617-7600

NEUROCRINE BIOSCIENCES ANNOUNCES THE APPOINTMENT OF

WILLIAM H. RASTETTER TO ITS BOARD OF DIRECTORS

San Diego, CA, February 8, 2010 - Neurocrine Biosciences, Inc. (NASDAQ: NBIX) announced today that it has appointed William H. Rastetter, Ph.D. to its Board of Directors effective immediately. He is the current Chairman and Chief Executive Officer of Receptos, Inc., and former Executive Chairman of Biogen Idec, Inc.

“We are very pleased to welcome Bill Rastetter to our Board of Directors,” said Joseph A. Mollica, Ph.D., Chairman of the Board of Neurocrine Biosciences. “The company is very fortunate to have someone with Bill’s experience and proven track record in the biotech industry. He will be a valuable resource to Neurocrine as the Company moves forward.”

Dr. Rastetter is currently the Chairman and Chief Executive Officer of Receptos, a privately-held drug discovery and development company which utilizes pioneering G protein-coupled receptor (GPCR) technology, including 3-dimensional structure determination of these membrane-bound proteins, to facilitate information-driven drug design for developing best- and first-in-class drugs. He is also currently the Chairman of the Board of Directors of Illumina, Inc., and is a partner in the venture capital firm Venrock.

Dr. Rastetter retired as the Executive Chairman of Biogen Idec, Inc., a biopharmaceutical company, at the end of 2005 and had served in that position since the November 2003 merger of Biogen, Inc. and IDEC Pharmaceuticals Corporation. He served as Chief Executive Officer of IDEC Pharmaceuticals from December 1986 through November 2003 and as Chairman of the Board of Directors from May 1996 to November 2003. Additionally, he served as President of IDEC Pharmaceuticals from 1986 to 2002 and as Chief Financial Officer from 1988 to 1993. From 1982 to 1986, Dr. Rastetter served in various positions at Genentech, Inc., a biotechnology company, and prior to Genentech he was an associate professor at the Massachusetts Institute of Technology.

Dr. Rastetter earned a Ph.D from Harvard University in 1975. He also holds a Masters of Arts in Chemistry from Harvard University and a Bachelor of Science degree in Chemistry from Massachusetts Institute of Technology.

Neurocrine Biosciences, Inc. is a biopharmaceutical company focused on neurological and endocrine diseases and disorders. Our product candidates address some of the largest pharmaceutical markets in the world including endometriosis, anxiety, depression, pain, diabetes, irritable bowel syndrome and other neurological and endocrine related diseases and disorders. Neurocrine Biosciences, Inc. news releases are available through the Company's website via the internet at http://www.neurocrine.com.